EXHIBIT 10.1

LEASE AGREEMENT FOR OFFICE SPACE and other premises subject to section 7:230a of the Dutch Civil Code (ROZ)

in short: reference is made to the model contract laid down by the Council for Real Estate Matters in July 2003.

The undersigned:

TUG Vastgoed B.V., with its offices at Wimbledonpark 251, 1185 XJ Amstelveen, hereby duly represented by Mr Majer Tugendhaft,

hereinafter referred to as "Lessor”,

and

Biogen Idec B.V., with its offices at Robijnlaan 8, 2132 WX Hoofddorp, registered in the Commercial Register in Amsterdam under file number 33193965, hereby duly represented by Mr Tim Kelly,

hereinafter referred to as "Lessee”,

have agreed to the following:

Property, purpose

1.1.	Lessor lets to Lessee and Lessee leases from Lessor a total lettable floor area of approx. 9,015 sq.m. office space and warehouse space, as well as 140 parking spaces (see article 8.1 of this lease agreement (the "Lease Agreement”), hereinafter referred to as “the Leased Space”, locally known as office building “Palmcourt”, Tokyostraat 27-33 in Lijnden, recorded in the Land Register as Municipality Haarlemmermeer, section H, number 10372, further indicated on the drawing of the Leased Space (see appendix 1) and a statement of completion (“proces verbaal”) concerning delivery, in which statement it is indicated which installations and other facilities do and which installations and other facilities do not form a part of the Leased Space and in which a description of the state of the Leased Space is given, eventually supplemented with photographs, which form a part of this agreement, attached to this deed and certified by the parties. Reference is made to the last sentence of article 8.3 of this Lease Agreement.

1.2.	The Leased Space may be used exclusively by or on behalf of Lessee as office space, warehouse space and parking spaces respectively.

1.3.	Lessee is not allowed to put the Leased Space to any other use than that described in 1.2 without the prior written permission of Lessor.

1.4.	The highest permissible load on the floors of the Leased Space is

•	for the warehouse space: 1.500 kg per sq.m.

•	for the office space: 400 kg per sq.m.

Conditions

2.1.	The general conditions for the leasing of office premises and other business premises subject to section 7:230a of the Dutch Civil Code, deposited at the office of the District Court of The Hague on 11 July 2003 and registered under number 72/2003, hereinafter referred to as the “General Conditions”, form part of this Lease Agreement (see appendix 2). The parties are fully informed of these General Conditions. Lessor and Lessee have received a copy of these General Conditions.

2.2.	The General Conditions referred to in 2.1 are applicable except in so far as the conditions as mentioned below expressly deviate from them or applicability in relation to the Leased Space is not possible.

Duration, extension and termination

3.1.	This Lease Agreement is entered into for the period of 10 years, commencing on 1 September 2004 and consequently ending on 31 August 2014.

3.2.	Following the expiry of the period referred to in 3.1, this lease – unless notice is given by Lessee – will be extended for a contiguous period of 5 years, that is up to and including 31 August 2019.

3.3.	Termination of this Lease Agreement will take place by giving notice as from the expiry date of a lease period, therefore as per 31 August 2014 or as per 31 August 2019, but with observance of article 3.2 and with due observance of a period of notice of at least 18 months.

3.4.	Termination of this Lease Agreement may only occur by means of a writ or by registered letter.

Payment obligations, period of payment

4.1.	The initial rent of the Leased Space (Tokyostraat 27-29, Tokyostraat 31-33 (both including parking spaces) and atrium) amounts to an annual sum of € 1,200,000 (in words: one million two hundred thousand euros).

4.2.	The parties agreed that Lessor will charge Lessee VAT on the rent.

If it is agreed upon that VAT will not be charged on the rent, Lessee is due to pay in addition to the rent a separate compensation to Lessor, thus that Lessor respectively its successor(s) in title will be entirely compensated for damages resulting from the fact that VAT on Lessor’s investments and costs operation of the Leased Space will not or no longer be deductible. That stated in 19.1 up to and including 19.9 General Conditions does not apply in such case.

4.3.	If it has been agreed that VAT will be charged on the rent it is agreed – with reference to directive VB99/571 of the State Secretary of Finance dated 24 March 1999 – that Lessor and Lessee will not submit a joined request opting for a taxed lease. By signing this Lease Agreement Lessee explicitly declares – also for the benefit of Lessor’s successor(s) in title – that Lessee uses and will continue to use (or have used) the Leased Space for purposes which are entirely or practically entirely subject to the right of deduction of VAT under article 15 of the Act of The Netherlands on Value Added Tax 1968.

4.4.	Lessee’s financial year runs from 1 January up to and including 31 December.

4.5.	The rent will be adjusted annually on 1 January, for the first time on 1 January 2006 and so on in accordance with 9.1 up to and including 9.4 of the General Conditions.

4.6.	The payment for additional supplies and services to be provided by Lessor will be determined in accordance with 16 of the General Conditions. A system of advance payments with settlement at a later date will be applied to this payment, as stipulated in the General Conditions.

4.7.1.	Lessee’s payment obligation consists of:

• the rent;

• the VAT due on the rent in case parties have agreed upon a taxed lease;

• the advance payment for additional supplies and services and the VAT thereon.

4.7.2.	If the lease may no longer be a taxed lease – where parties had agreed upon a taxed lease – Lessee is no longer obliged to pay VAT on the rent. In such case the amounts of compensation referred to in 19.3.a of the General Conditions apply and will replace the VAT and the compensation as referred to in 19.3.a under I is assessed at to be discussed at such moment by the parties.

4.8.	For each term of payment of 3 calendar months, the following amounts apply on commencement of the lease with respect to Tokyostraat 27-29, Tokyostraat 31-33 (both including parking spaces) and atrium:

•	the rent	€ 300,000.00
•	the VAT due on the rent	€ 57,000.00
•	the advance payment for additional supplies and services rendered by or on behalf of Lessor and the VAT due thereon	€ 26,819.63

Total amount		€ 383,819.63

(in words: three hundred eighty three thousand eight hundred nineteen euros and sixty three eurocents).

4.9.	With a view to the date of commencement of this lease, the first term of payment relates to the period from 1 September 2004 up to and including 31 December 2004 and the amount payable for this period is € 44,694.42 (in words: forty four thousand six hundred ninety four euros and forty two eurocents) (see article 8.7 and 8.10 of this Lease Agreement). This amount is inclusive of VAT, also where it concerns VAT on the rent, but only if Lessee owes VAT on the rent. Lessee will pay this amount before or on 1 September 2004.

4.10.	The payments to be made by Lessee to Lessor under this Lease Agreement will be due in a lump sum in advance, in successive terms of payment as referred to in 4.8 and must have been made in full before or on the first day of the period to which the payments apply.

4.11.	Unless mentioned otherwise, all amounts mentioned in this Lease Agreement, and the General Conditions forming a part thereof, are exclusive of VAT.

Supplies and services

5.1.	The parties agree that the following additional supplies and services will be provided by or on behalf of Lessor:

•	heat supplies by means of central heating

•	water supply inclusive standing charge

•	maintenance and periodic control of the heating and cooling installations

•	maintenance and periodic control for fire detection and security

•	maintenance and periodic control for lift installations

•	maintenance and periodic control for automatic barrier car park

•	maintenance of garden, atrium and outside area

•	cleaning costs of the common areas, glazing (indoor and outdoor), terraces, parking places and/or grounds

•	insurance premium external glazing

•	administration costs of 5% on the above-mentioned supplies and services

Bank guarantee

6.	Not applicable (see article 8.9 of this Lease Agreement).

Property management

7.1.	Until Lessor announces otherwise, the management of the property will be carried out by Lessor.

7.2.	Unless agreed in writing otherwise, Lessee will consult the manager on the contents of and all matters relating to this Lease Agreement.

Special conditions

8.1	The Leased Space

Parties note that the numbers of the building wings as set out in the rent proposal signed by both parties and dated 19 July 2004, were not correct. Parties acknowledge the correctness of the numbers of the buildings as set out in this Lease Agreement.

Parties agree that the Leased Space as mentioned in article 1.1 consists of:

Tokyostraat 31-33:

Office space:
Ground floor:	416.6 sq.m.
1st floor :	375.6 sq.m.
2nd floor :	394.1 sq.m.
3rd floor :	405.2 sq.m.

Total :	1,591.5 sq.m.

Warehouse space:
Ground floor:	2,168.1 sq.m.
1st floor :	151.9 sq.m.

Total :	2,320.0 sq.m.

70 parking spaces, of which 58 on the roof of the building and 12 on the parking area in front of the building. The parking spaces located at the roof are closed off by an entrance security system.

Tokyostraat 27-29:

Office space:
Ground floor:	373.8 sq.m.
1st floor :	477.7 sq.m.
2nd floor :	466.5 sq.m.
3rd floor :	390.2 sq.m.

Total :	1,708.2 sq.m.

Warehouse space:
Ground floor :	2,140.4 sq.m.
1st floor :	370.6 sq.m.

Total :	2,511.0 sq.m.

70 parking spaces, of which 58 on the roof of the building and 12 on the parking area in front of the building. The parking spaces located at the roof are closed off by an entrance security system.

Atrium:

A total of approx. 884 sq.m. located on the 1st, 2nd, and 3rd floor.

Parties are aware that due to the fitting-out works of Lessee regarding the atrium (see article 8.8 of this Lease Agreement) the lettable floor area, as mentioned hereabove, will increase.

After the aforementioned works regarding the atrium have been carried out by Lessee the lettable floor area will be calculated in accordance with a new NEN 2580 measurement report for lettable floor area. Lessor will provide Lessee with a copy of this measurement report. The measurement report will be drawn up by an independent company which will be chosen by Lessor. Parties agree that the actual size resulting from the aforementioned measurement report will have no influence on the rental price, as described in this Lease Agreement, and therefore the rent will not be amended.

8.2.	State of delivery at commencement of this Lease Agreement
Lessor and Lessee agree that the office space and warehouse space located in Tokyostraat 27-29 and Tokyostraat 31-33 will be delivered in the current state, well known to both parties, and according to the enclosed technical specifications (see appendix 3). The current fitting-out works (partitioning, carpeting, blinds, kitchen) of Lessor will stay within the office space in Tokyostraat 27-29 with the exception that Lessor will remove the security system and the furniture. The racks within the warehouse space in Tokyostraat 27-29 will be removed by Lessor. The existing firewall will remain in the warehouse space in Tokyostraat 27-29.

8.3	Access to the Leased Space:
Lessee and Lessor agree that Lessee will obtain access to (parts of) the Leased Space in compliance with the dates mentioned below:

1)	Lessee gains access to Tokyostraat 31-33 from 1 September 2004, or so much earlier or later as parties agree, in order to carry out its fitting-out works, under the condition that Lessee has signed the original Lease Agreement, the first rental payment has been paid and the parent company guarantee by Biogen Idec Inc has been issued.

2)	Lessee gains access to the warehouse space in Tokyostraat 27-29, 10 months after Lessee has obtained the final approval from its Managing Board (“directie”)(see article 8.22 of this Lease Agreement), and Lessor has been notified hereof in writing, or so much earlier or later as parties agree.

3)	Lessee gains access to the office space in Tokyostraat 27-29, 14 months after Lessee has obtained the final approval from its Managing Board (“directie”) (see article 8.22 of this Lease Agreement), and Lessor has been notified hereof in writing, or so much earlier or later as parties agree.

When Lessee gains access to a (part of a) building, as set out under 1) to 3) hereabove, a separate statement of delivery will be drawn up regarding the respective (part of the) building. Each of these statements of delivery will be attached to this Lease Agreement (see appendix 4).

8.4	Termination Lease Agreement
In addition to article 3.3 of this Lease Agreement parties agree that only Lessee can give notice to terminate this Lease Agreement as per the end of the first period of 10 years, consequently as per 31 August 2014. After a period of 15 years both parties can terminate this Lease Agreement. Everything with observance of article 3.3.

8.5	Re-instatement on termination of this Lease Agreement
A delivery report will be made at the beginning of this Lease Agreement which report will be signed by both parties. At the end of this Lease Agreement Lessee is entitled to leave behind the office space in Tokyostraat 27-29, Tokyostraat 31-33 and the atrium including the fitting-out works (partition walls, carpeting, data network, blinds, security system and kitchen).

The aforementioned fitting-out works in the office space and the atrium should be delivered free of damages except for normal wear and tear. On termination of this Lease Agreement Lessee is entitled, but not obliged to remove the alterations carried out by it within the office space and the atrium during the lease period with Lessor’s consent. In case Lessee decides to leave behind those fitting-out works, Lessor and Lessee agree, that Lessee will not receive any compensation from Lessor for this, unless Lessor and Lessee agree differently.

Lessee will have the obligation to remove the fitting out works regarding the warehouse space at the end of this Lease Agreement.

8.6	Intended use
In addition to articles 1.2 and 1.3 of this Lease Agreement, Lessor guarantees that the destination of the building is in accordance with the enclosed zoning plan (see appendix 5). Lessee will be responsible for obtaining the required licences and permits with respect to the Leased Space.

Lessor is aware that Lessee intends to use the warehouse space for pharmaceutical packaging, however Lessor does not guarantee that this specific use is in accordance with the current zoning plan.

8.7	Composition of the rent In deviation of articles 4.8 and 4.9 of this Lease Agreement, parties agree that the rent will be composed as set out below:

1)	From 1 October 2004 up to and including 31 December 2004, Lessee will pay to Lessor an amount of € 121,400 (in words: one hundred twenty one thousand four hundred euros) per annum. This rent is based on approx. 865 square meters office space located on the 2nd and 3rd floor (including an equal share of the common area), plus the temporary use of the IT-room located on the 1st floor and 20 parking spaces regarding Tokyostraat 31-33. For the period from 1 September 2004 up to and including 30 September 2004 Lessee only owes to Lessor the costs for supplies and services with respect to the lease of the aforementioned office space and parking spaces.

2)	From 1 January 2005 until the moment that the warehouse space in Tokyostraat 27-29 will be delivered by Lessor to Lessee, Lessee will pay to Lessor a rent of € 520,000 (in words: five hundred twenty thousand euros) per annum. This rent is based on the entire building Tokyostraat 31-33; warehouse space/office space plus parking spaces.

3)	From the date of delivery of the warehouse space in Tokyostraat 27-29 to Lessee (see article 8.3 of this Lease Agreement) until the delivery of the entire building Tokyostraat 27-29, Lessee will pay to Lessor a rent of € 745,000 (in words: seven hundred forty five thousand euros) per annum. This rent is based on the entire building Tokyostraat 31-33 and the warehouse space in Tokyostraat 27-29.

4)	From the date of delivery of the office space in Tokyostraat 27-29 and the atrium belonging to it by Lessor to Lessee (see article 8.3 of this Lease Agreement), Lessee will pay to Lessor the rent as mentioned in article 4.8 of this Lease Agreement) amounting to € 1,200,000 (in words: one million two hundred thousand euros) per annum and in compliance with article 4.5 of this Lease Agreement.

8.8	Financial incentives
It is known to Lessor that Lessee wishes to renovate the Leased Space in order to make it suitable for the intended use by Lessee. As far as the office space is concerned, Lessee is entitled to carry out fitting-out works, but only as far as the structure of the Leased Space will not be affected.

Drawings and other documents in relation to these alterations will be submitted by Lessee to Lessor for approval, which approval can not be unheld on unreasonable grounds. After Lessor has approved the final drawings and documents these documents will be added as an appendix to this Lease Agreement (see appendix 6).

Lessee is entitled to hire an architect of its own choice in relation to the carrying out of Lessee’s fitting-out works. Lessor will pay to the architect a coordination fee with respect to the fitting-out works of the office space with a maximum of € 130,000 (in words: one hundred thirty thousand euros). An eventual coordination fee for an architect regarding fitting-out works in the warehouse space will be paid by Lessee.

In order to enable Lessee to carry out the above mentioned fitting-out works, Lessee and Lessor agree that Lessor pays to Lessee an amount of € 1,300,000 (in words: one million three hundred thousand euros). Payment by Lessor to Lessee will take place in 4 equal instalments and within 30 days after Lessor has received an invoice from Lessee by registered mail. The first instalment is due by the date on which the carrying out of the fitting-out works has started.

All additional works/costs above the amount of € 1,300,000 (in words: one million three hundred thousand euros) will be at the expense of Lessee.

In case the total costs regarding the abovementioned fitting-out works will be lower than the aforementioned amount of € 1,300,000 (in words: one million three hundred thousand euros) Lessee is obliged to use the remaining amount for building related investments such as the installation of air-conditioning, additional toilet groups, additional showers, restaurant facilities, etc.

After the fitting-out works will have been carried out, Lessor is entitled to check the invoices in relation to the aforementioned fitting-out works. If Lessor wishes such control, this control will take place during a meeting of Lessor and Lessee.

8.9	Guarantee Biogen Idec Inc
In addition to article 6 of this Lease Agreement, Lessee and Lessor agree that Biogen

Idec Inc (Lessee’s parent company) will issue a parent company guarantee to Lessor in conformity with appendix 7 to this Lease Agreement up to the amounts and in the way mentioned in that document.

8.10	Supplies and services
The advance payment for the supplies and services in relation to approx. 865 sq.m. of office space, located on the 2nd and 3rd floor (including an equal share of the common area) and the temporary use of the IT room located on the 1st floor, as well as 20 parking spaces regarding Tokyostraat 31-33, is due as of 1 September 2004. The advance payment for the supplies and services as of the aforementioned date has been set at € 25 (in words: twenty five euros) per sq.m. per annum, until the moment Lessee has occupied the entire building. The advance payment for the supplies and services is based on the supplies and services as described in article 5 of this Lease Agreement, including Lessee’s own consumption of gas, heating and electricity. The advance payment for the supplies and services with respect to the other office space and warehouse space in Tokyostraat 31-33 are due as of 1 January 2005.

The advance payment for the supplies and services with respect to the office space and warehouse space in Tokyostraat 27-29 and the atrium are due as of the moment these spaces will be delivered. Lessor and Lessee agree that the aforementioned supplies and services (such as cleaning and security) can be adjusted by mutual agreement.

From the moment Lessee rents the whole building, Lessee wishes to carry out the additional supplies and services, which have been carried out by or on behalf of Lessor until that moment, by itself or on its behalf. Lessee is willing to keep Lessor informed on a regular basis about the supplies and services carried out by or on behalf of Lessee. Parties will discuss this matter and Lessor will not withhold or delay his cooperation in relation hereto on unreasonable grounds.

8.11	Maintenance activities
As far as applicable, Lessor will inform Lessee in advance in case maintenance activities, resulting from the supplies and services and this Lease Agreement, will be carried out at on behalf of Lessor.

8.12	Alterations to the Leased Space
Apart from the fitting-out works to be carried out by Lessee at the beginning of the lease, Lessee is allowed to carry out additions and to the Leased Space after written approval from Lessor, which approval will not be withheld unreasonably.

8.13	Air-conditioning
Lessee is allowed to install additional air-conditioning in the office space, if technically possible, and after written approval from Lessor, which approval will not be withheld unreasonably. Installation, maintenance and removal will be at the expense of Lessee. Lessee will be responsible for obtaining the required licences. On termination of the lease Lessee is entitled, but not obliged to remove the aforementioned air-conditioning from the Leased Space. Damages occurred at the removal of the aforementioned air-conditioning will be repaired by Lessee.

8.14.	Rent review
Without prejudice to a rent adjustment based on article 4.5 of this Lease Agreement, each of the parties is entitled to desire adjustment of the rent to the market value. Such adjustment may take effect for the first time on 1 January 2015 and subsequently after a period of at least five years after the most recent adjustment of rent to the market value. Should a party wish to use such power it is to notify the other party thereof by registered letter with notice of receipt, ultimately twelve months prior to the date on which the adjusted rent is to take effect.

Should the parties not reach an agreement on the adjustment of the rent to the market value within two months of receipt of such notification the rent is to be determined by three experts, unless parties agree during this period of two months upon the appointment of just one expert. On adjusting the rent the experts are to be commissioned to take into account all that agreed between the parties with regard to the Leased Space, as well as the circumstances regarding the building, such as location, quality, size, building layout as well as rental prices regarding comparable buildings as agreed upon by parties or decided by the judge. Of these three experts one is to be appointed by each of the parties within fourteen days of one party receiving a request to do so from the other party. An expert is to make known within eight days of the date of the appointment whether or not he is to accept the appointment.

The third expert is to be appointed by these two experts within eight days of them both having accepted the appointment. In case of lack of agreement between the experts about the rent to be fixed, the judgement of the third expert will be decisive. Should one of the parties remain in default regarding the appointment of an expert or should the experts appointed by the parties fail to come to an agreement regarding the appointment of the third expert, the expert or experts is/are to be appointed at the request of the most diligent party by the chairman of the Chamber of Commerce and Industry of the area in which the Leased Space is situated. Each party is to bear the costs of the expert appointed by it. The costs of the third expert are to be halved between the two parties. The experts are to bring out their report within six weeks after their appointment is certain.

8.15	Subletting

Lessee has the right to sublet the whole or parts of the Leased Space to companies affiliated to Lessee without approval from Lessor. Lessee has the right to sublet the whole or parts of the Leased Space to third parties, after having obtained written approval of Lessor, which approval shall not be withheld unreasonably.

8.16	Access
The Leased Space will be exclusively accessible for Lessee, 24 hours a day and 7 days a week.

8.17	Netshare
Lessee is aware that part of the warehouse located in Tokyostraat 31-33 is used by Netshare (see appendix 8). Netshare has its own entrance and does not have access to the Leased Space of Lessee.

8.18	Security system
Lessor and Lessee will both use the current security system in the building until the moment Lessor has entirely vacated Tokyostraat 27-29 and Lessee has occupied the entire building. As of that moment Lessee is allowed to install its own security system for the entire building and to control the access to the entire building. As of the occupation by Lessee of Tokyostraat 31-33, Lessee is allowed to install its own security system regarding this space.

8.19	Signage
After written approval of Lessor, Lessee has the right to have signage on the roof, in front or on the building, in accordance with the local regulations as stated by the municipality of Haarlemmermeer. Lessee is responsible for obtaining the required licenses required by the (local) government. All costs related to the installation, maintenance and removal of the aforementioned signage will be at the expense of Lessee. Lessor will not charge rent to Lessee for the aforementioned signage.

8.20	Approval SADC
Lessee has received an approval from the Schiphol Airport Development Corporation regarding the establishment of Lessee in the Leased Space. A copy of the approval of SADC has been enclosed to this Lease Agreement (see appendix 9).

8.21	Re-instatement current building of Lessee (Robijnlaan 8, Hoofddorp)
Lessor and Lessee agree that in case the resolutive conditions as described in articles 8.22 and 8.23 of this Lease Agreement are no longer applicable, Lessee is allowed to deliver the leased space at the end of the lease agreement in the then current state, including the fitting-out works (partitioning, carpeting, data network etc.), contrary to the special conditions of the lease agreement dated 3 March 1999 between Lessor and Lessee with respect to the office space and warehouse space located on Robijnlaan 8 in Hoofddorp. Lessor is familiar with the fact that Lessee has not obtained permits in relation to the mezzanine floor constructed by Lessee and used by its employees within that leased space, and that alterations to some of the (partition) walls will be necessary in order to comply with the fire code. Lessee will not be liable for any costs or claims resulting from this mezzanine floor.

Lessee has the obligation to remove the HVAC sourcing unit, located in the warehouse space.

8.22	Resolutive condition (1)
Lessee is entitled to partially dissolve this Lease Agreement (in the way described in article 8.24) if its Managing Board (“directie”) will not have granted its approval to enter into this lease before 1 October 2004, on the terms and conditions as set out in this Lease Agreement. In the last week of September 2004 (therefore as from 23 September) Lessor and Lessee will meet, during which meeting Lessee will inform Lessor whether this approval will be obtained or not before 1 October 2004. If Lessee will not obtain this approval prior to 1 October 2004, the aforementioned period can be extended until 31 December 2004, at the exclusive judgement of Lessor. Lessee has to notify Lessor by registered mail if it has obtained the definite answer of the Managing Board.

8.23	Resolutive condition(2)
Lessee is also entitled to partially dissolve this Lease Agreement (in the way described in article 8.24) if Lessee has not obtained all required licences and exemptions necessary for conducting its business within the Leased Space from the municipality of Haarlemmermeer ultimately on 30 March 2005. Lessee has to inform Lessor prior to the aforementioned date about its progress in obtaining these licences and exemptions. Lessee will provide Lessor with the final drawings and specifications for the fitting-out works ultimately on 30 September 2004 in order to obtain all required licences and exemptions. In case this Lease Agreement will be partially dissolved by Lessee under this paragraph after the commencement date of the lease period and after Lessee has obtained the approval as set forth in article 8.22 for the entering into this Lease Agreement, Lessee has the obligation to pay to Lessor a lumpsum payment amounting to € 1,250,000 (in words: one million two hundred fifty thousand euros). This amount will be paid by Lessee to Lessor not later than 5 days after Lessee has notified Lessor of its intention to partially terminate the lease.

8.24	Change in terms and conditions in case of partial dissolution
If Lessee invokes a resolutive condition as set forth in articles 8.22 and 8.23 of this Lease Agreement, this Lease Agreement will partially be dissolved. The Leased Space will then be reduced to approx. 1,174.9 sq.m. office space (including an equal share in the common areas), located on the 1st, 2nd and 3rd floor of Tokyostraat 31-33, as well as 35 parking spaces, as for this part of the Leased Space no approval of Lessee’s Managing Board is required. Lessee will then also have the right to occupy the 3rd floor of Tokyostraat 27-29, provided that Lessee gives a three (3) months’ notice to Lessor regarding its wish to occupy this floor. The exact lettable floor area will be calculated in accordance with a NEN 2580 measurement report. The parties shall appoint Aequo in Rotterdam, an independent expert, to perform such calculation.

Lessee will then have the obligation to remove immediately the temporary IT-room located on the 1st floor.

If this Lease Agreement will be partially dissolved by Lessee, based on the paragraphs mentioned hereabove, the following terms and conditions will apply.

The lease period as mentioned in article 3 of this Lease Agreement will be 5 years + 1 x 5 years extension option. Only Lessee can terminate this Lease Agreement as from the end of the first lease period of 5 years. The rent as mentioned in this Lease Agreement will be based on the size of the office space, calculated according to the NEN 2580 measurement report for lettable floor area, multiplied by € 170 (in words: one hundred seventy euros) per sq.m. per annum and 35 parking spaces multiplied by € 570 (in words: five hundred seventy euros) per parking space per annum.

The rent will be indexed for the first time on 1 September 2005, in accordance with article 4.5. The advance payment for the service charges will be set at € 25 (in words: twentyfive euros) per sq.m. per annum, as described in articles 5 and 8.10 of this Lease Agreement. Lessee will not receive the once-only compensation of € 1,300,000 (in words: one million three hundred thousand euros), from Lessor as mentioned in article 8.8 of this Lease Agreement. Contrary to article 8.21, the reinstatement obligation of Lessee described in the special conditions of the lease agreement dated 3 March 1999 in relation to the current building (Robijnlaan 8), currently used by Lessee will remain in place. The other terms and conditions as mentioned in this Lease Agreement will remain unaltered.

8.25	Further deviations of / additions to the General Conditions:

Article 6.2
In the 5th sentence after “instructions” the word “reasonably” is to be added.

Article 6.7.3
In deviation of this article it is agreed that the costs of alterations and facilities as referred in that article will only be at Lessee’s expense if such alterations/facilities are necessary or prescribed in relation to the nature of Lessee’s business or prescribed in relation to the operation of whatever business within the Leased Space.

Article 6.7.3
In addition to this article it is agreed upon that Lessor is to indemnify Lessee against orders as referred to in this article and possible (financial) consequences resulting therefrom if these result from acts or negligence of Lessor, its personnel or goods under Lessor’s supervision, or resulting from circumstances to be attributed to Lessor.

Article 6.11.3
After the word “written” the word “reasonable” is to be added.

Article 6.11.6
In addition to this article it is agreed upon that Lessee is entitled to indemnification or a reduction of the rent when these circumstances result from an imputable failure in the performance of Lessor.

Article 6.11.7
The words “unless these works result from an attributable default of Lessor” are added to this article, but only if it concerns items installed by Lessee with Lessor’s written permission.

Articles 11.9, 16.11 and 22.2
The words “gross” and “serious” don’t apply.

Article 11.3
In addition to this article it is agreed upon that Lessor is liable for such damages and losses if these result from a fault or negligence by Lessor.

Article 13.6
The words “due notice” are to be read as “due notice in writing”.

Article 14.4
In deviation of this article it is agreed upon that article 7:220 par. 1, 2 and 3 Dutch Civil Code are applicable with observance of the following: in as far as this article 7:220 par. 1, 2 and 3 entitle Lessee to such rights, Lessee is entitled to a reduction on the rent and/or compensation if the works to be carried out by Lessor last longer than 40 workingdays and if such works are works that are carried out without Lessee’s prior consent.

Article 16.7
In addition to this article it is agreed upon that this can only take place in consultation with the Lessee.

Article 22.3
In this article “and resulting in such delay” should be read as “or resulting in such delay”. To the last sentence of this article the following is added: “Lessee will not dissolve this Lease Agreement on unreasonable grounds and will take into due consideration the possible consequences of delay in the delivery of the Leased Space and such dissolution for both Lessor and Lessee.”

8.26	This agreement is drawn up in Dutch and English. The Dutch version is binding. The English translation is attached to this Lease Agreement as appendix 10.

Thus drawn up and signed in triplicate,

Lessor,	Lessee,

(signature)	(signature)

/s/ Majer Tugendhaft	/s/ Tim Kelly

Majer Tugendhaft	Tim Kelly
TUG Vastgoed B.V.	Biogen Idec B.V.

_________, ___________________ place date – 9/24/04	_________, ___________________ place date – 9/24/04

Appendices:

1)	drawing of the Leased Space
2)	the General Conditions (in Dutch and English)
3)	technical specifications
4)	statements of delivery (in as far applicable)
5)	zoning plan (and the English translation in as far applicable to the Leased Space)
6)	final drawings and documents regarding fitting out works to be carried out by Lessee
7)	the guarantee as mentioned in the special conditions (art. 8.9)
8)	drawing space of Netshare
9)	approval of SADC and the English translation thereof
10)	English translation of this Lease Agreement

Separate signature(s) of Lessee(s) for receipt of a copy of the GENERAL CONDITIONS LEASE AGREEMENT OFFICE SPACE and other business premises as set forth in article 7:230a Dutch Civil Code, as mentioned in 2.1.

Signature Lessee:
Biogen Idec B.V.
/s/ Tim Kelly
Tim Kelly